SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                     NUTRITION FOR LIFE INTERNATIONAL, INC.
             -----------------------------------------------------
                                (Name of Issuer)

                           Common Stock, $.01 par value
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   670615 20 2
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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Page 2

CUSIP NO.  670615  20  2                                       Page 2 of 3 Pages

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                       INFORMATION SHEET FOR SCHEDULE 13G
                       ----------------------------------



Item 2.     (b)   Address of Principal Business Office:

                  150 Signet Drive, Weston, Ontario, Canada M9L 1T9

            (c)   Citizenship:   Canada

CUSIP No.  670615  20  2                                       Page 3 of 3 Pages


                                  Signature


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   August 28, 1997

By:  /S/  BERNARD C. SHERMAN
   ---------------------------------
        Signature